Exhibit 1.1

EXECUTION COPY

ONEOK PARTNERS, L.P.

21,544,581 COMMON UNITS

REPRESENTING LIMITED PARTNER INTERESTS

Common Unit Purchase Agreement

August 11, 2015

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Attention Stephen Lake, Esq.:

ONEOK, Inc. (the “Investor”), an Oklahoma corporation, proposes, subject to the terms and conditions stated herein, to purchase from ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”) an aggregate of 21,544,581 common units (the “Investor Units”) representing limited partner interests in the Partnership (the “Common Units”). This letter agreement (this “Agreement”) is to confirm the agreement between the Partnership and the Investor concerning the purchase of the Investor Units from the Partnership by the Investor.

1. Representations, Warranties and Agreements.

(a) The Partnership, represents and warrants to, and agrees with, the Investor that:

(i) The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partner Act (the “Delaware Act”) with full partnership power and authority necessary to enter into this Agreement.

(ii) As of the Closing Date (as defined in Section 3), the Investor Units, and the limited partner interests represented thereby, will be duly authorized in accordance with the Partnership’s Third Amended and Restated Partnership Agreement, dated as of September 15, 2006 (as amended, the “Partnership Agreement”) and, when issued and delivered to the Investor against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act).

(iii) The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Investor Units in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement.

(iv) This Agreement has been duly executed and delivered by the Partnership.

(v) The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 25, 2015, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed on May 6, 2015 and August 5, 2015, respectively, and Current Reports on Form 8-K filed on January 16, 2015 (Item 8.01), March 10, 2015 (Item 1.01), March 19, 2015 (Item 1.01), March 20, 2015 (Items 1.01 and 2.03), April 13, 2015 (Item 5.02), April 17, 2015 (Items 5.02 and 8.01), and July 24, 2015 (Item 8.01), and any other Current Reports on Form 8-K filed and not furnished with the U.S. Securities and Exchange Commission (the “Commission”) at or prior to the date of this Agreement (collectively, the “Public Filings”) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(vi) The historical consolidated financial statements and schedules of the Partnership and its consolidated subsidiaries included or incorporated by reference in the Public Filings present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Partnership as of the dates and for the periods indicated, comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933, as amended (the ‘Securities Act”) and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The interactive data in eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Public Filings fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(vii) Subsequent to the respective dates as of which information is given in the Public Filings (as such information may have been superseded by a subsequent filing with the Commission), there has not been any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Partnership and its consolidated subsidiaries, taken as a whole, except for the sale of the Investor Units and the application of the net proceeds thereof.

(viii) The Partnership is not required to register the Investor Units under the Securities Act in connection with the sale of the Investor Units to the Investor.

(b) The Investor represents and warrants to, and agrees with, the Partnership that:

(i) Investor has been duly formed and is validly existing in good standing under the laws of its jurisdiction of formation, with all corporate power and authority necessary to own or hold its properties and conduct the business in which it is engaged, in each case in all material respects.

(ii) Investor is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and the investment by the Investor in the Partnership is for investment purposes for its own account and not for the account of others. Investor has no intention of distributing or reselling such Investor Units or any portion thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or foreign country or jurisdiction.

(iii) Investor acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(iv) Investor understands that the Investor Units are “restricted securities” and have not been registered under the Securities Act or any applicable state securities laws. Investor acknowledges that the certificates representing the Investor Units will bear a restrictive legend to that effect. Investor acknowledges and agrees that the Investor must bear the economic risk of this investment indefinitely, that the Investor Units purchased by the Investor hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky laws or the availability of exemptions therefrom, and that the Partnership has no present intention of registering the resale of any of such Investor Units.

(v) Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Units, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Investor Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(vi) Investor understands that the Investor Units are being offered and sold to the Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Partnership is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Investor Units.

(vii) Investor has a substantive pre-existing relationship with the Partnership and was directly contacted by the Partnership or its agents. The Investor was not identified or contacted through any marketing by the Partnership.

(viii) Investor has all requisite corporate power and authority to purchase the Investor Units, in accordance with and upon the terms and conditions set forth in this Agreement.

(ix) This Agreement has been duly executed and delivered by the Investor.

2. Purchase and Sale. Subject to the terms and conditions herein set forth, the Partnership agrees to sell to the Investor, and the Investor hereby agrees to purchase from the Partnership, the Investor Units at a purchase price equal to $30.17 per Common Unit, which is equal to the volume weighted average (adjusted for ex-dividend trading on the first day of trading) of the last 10 days market price of the Common Units on the New York Stock Exchange on August 11, 2015, less a discount of $1.59 per Common Unit.

3. Delivery and Payment for the Investor Units. Delivery of and payment for the Investor Units shall be made on or about 10 a.m., New York City time, on August 21, 2015 or such other time as may be mutually agreed by the Partnership and the Investor (such date and time of delivery and payment for the Investor Units being herein called the “Closing Date”). Delivery of the Investor Units shall be made to the Investor against payment by the Investor of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership.

4. Conditions of Investor’s Obligations. The obligations of the Investor hereunder, as to the purchase of the Investor Units, shall be subject to the following conditions, except as waived by the Investor in its sole discretion, that: (i) all representations and warranties and other statements of the Partnership herein are, at and as of the Closing Date, true and correct; (ii) the Partnership shall have performed all of its obligations hereunder theretofore to be performed and (iii) the Investor shall have (A) borrowed bridge loans in a gross amount of not less than $500 million pursuant to a commitment letter between the Investor and Citigroup Global Markets Inc.; (B) issued not less than $500 million in aggregate principal amount of senior notes under its effective shelf registration statement on Form S-3; or (C) borrowed funds in a gross amount of not less than $500 million pursuant to alternate financing on terms acceptable to the Investor in its sole discretion.

5. Conditions of the Partnership’s Obligations. The obligations of the Partnership hereunder, as to the sale of the Investor Units, shall be subject, in its sole discretion, to the condition that all representations and warranties and other statements of the Investor herein are, at and as of the Closing Date, true and correct and to the condition that the Investor shall have performed all of its obligations hereunder theretofore to be performed.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Investor shall be delivered or sent by mail or facsimile transmission to its offices at 100 West Fifth Street, Tulsa, OK, 74103, Attention: Stephen Lake, Esq., and if to the Partnership shall be delivered or sent by mail to the Partnership at 100 West Fifth Street, Tulsa, OK, 74103, Attention: Eric Grimshaw, Esq. Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

6. This Agreement shall terminate on the fourteenth day following the date of the Commitment Letter, unless otherwise agreed by the Investor and the Partnership.

7. This Agreement shall be binding upon, and inure solely to the benefit of, the Investor and the Partnership, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

8. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership and the Investor, with respect to the subject matter hereof.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

10. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing is in accordance with the Investor’s understanding, please sign and return to us two (2) counterparts hereof, and upon the acceptance hereof by the Investor, this letter and such acceptance hereof shall constitute a binding agreement between the Investor and the Partnership

Very truly yours,

ONEOK PARTNERS, L.P.

By: ONEOK Partners GP, L.L.C., its sole general partner

By:	/s/ Derek S. Reiners
Name: Derek S. Reiners
Title: Senior Vice President, Chief Financial Officer and Treasurer

Accepted as of the date hereof:

ONEOK, Inc.

By:	/s/ Terry K. Spencer
Name: Terry K. Spencer
Title: President and Chief Executive Officer